Exhibit 10.2

EXECUTION VERSION

SHAREHOLDER RIGHTS AGREEMENT

This SHAREHOLDER RIGHTS AGREEMENT (this “Agreement”), dated as of October 31, 2016, is entered into by and between CENTURYLINK, INC. (“Parent”) and STT CROSSING LTD. (the “Shareholder”).

WHEREAS, LEVEL 3 COMMUNICATIONS, INC., Parent, Wildcat Merger Sub 1 LLC, an indirect wholly owned subsidiary of Parent and WWG Merger Sub LLC, an indirect wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the Shareholder will receive from Parent on the Closing Date shares of Common Stock of Parent, subject to the terms and conditions set forth in the Merger Agreement; and

WHEREAS, this Agreement is being executed concurrently with the execution of the Merger Agreement, and the parties desire to have this Agreement become effective upon Closing (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” shall mean, (i) with respect to the Shareholder, Singapore Technologies Telemedia Pte Ltd and any of its Subsidiaries, for so long as Shareholder maintains an information wall such that shares of Common Stock Beneficially Owned by the Shareholder, Singapore Technologies Telemedia Pte Ltd and any of its Subsidiaries shall not be considered Beneficially Owned by any Person directly or indirectly controlling or under direct or indirect common control with such Persons, other than the Shareholder, Singapore Technologies Telemedia Pte Ltd and any of its Subsidiaries; and (ii) with respect to (x) any other Person and (y) the Shareholder, if it fails to maintain an information wall as described above in clause (i) of this definition, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Agreement” shall have the meaning set forth in the Recitals.

(c) “Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof); provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions. The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.

(d) “Black Out Period” shall have the meaning set forth in Section 5.5(d).

(e) “Board of Directors” shall mean the board of directors of Parent.

(f) “Business Day” shall mean a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or Singapore are authorized or required by law to be closed.

(g) “Closing” shall have the meaning ascribed to such term in the Merger Agreement.

(h) “Closing Date” shall have the meaning ascribed to such term in the Merger Agreement.

(i) “Closing Shares” shall mean that number of shares of Common Stock to be received by the Shareholder on the Closing Date upon the consummation of the Merger pursuant to the Merger Agreement.

(j) “Closing Share Percentage” shall mean the quotient obtained by dividing (i) the number of Closing Shares by (ii) the number of shares of Common Stock outstanding immediately following the Closing.

(k) “Common Stock” shall mean the common stock, par value US$1.00 per share, of Parent.

(l) “Common Stock Equivalents” shall have the meaning set forth in Section 5.5(d).

(m) “Demand” shall have the meaning set forth in Section 5.2(b).

(n) “Demand Notice” shall have the meaning set forth in Section 5.2(a).

(o) “Derivative Security” shall mean any subscription, option, conversion right, warrant, phantom stock right or other agreement, security or commitment of any kind obligating Parent or any of its subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold: (i) any Voting Securities or any other equity security of Parent, (ii) any securities convertible into, or exchangeable or exercisable for, any Voting Securities or other equity security of Parent or (iii) any obligations measured by the price or value of any shares of capital stock of Parent.

(p) “Designee Period” shall mean the period beginning on the Closing Date and ending on the earliest of (1) the last day of a Shareholder Designee’s term during which term the Nomination Period ends, (2) upon the resignation of the Shareholder Designee after the Nomination Period ends, or (3) the date on which the Shareholder provides notice to Parent that it irrevocably gives up its rights set forth in Section 6, provided, that such notice shall not operate to terminate the Designee Period unless prior to or concurrently with giving such notice any Shareholder Designee shall offer his or her written resignation to the Board of Directors of Parent (which the Board of Directors may or may not accept, in its discretion).

(q) “Eligible Electronic Means” shall have the meaning set forth in Section 9.4(e).

(r) “Equity Interest” means an equity ownership interest in an entity, including stock or similar security in a corporation, securities convertible into or exchangeable for any stock, or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

(s) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

(t) “Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

(u) “Group” shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a “person” for purposes of Section 13(g)(3) of the Exchange Act.

(v) “Holder” shall mean any holder of Registrable Securities.

(w) “HSR Clearance Date” shall mean the date on which the waiting period (and any extension thereof) under the HSR Act applicable to Shareholder receiving an ownership interest in Parent as a result of the Merger terminates or expires without challenge by the U.S. Department of Justice or the imposition of an injunction or other legal restraint with respect thereto.

(x) “IFRS” shall have the meaning set forth in Section 7.1(a)(iii).

(y) “Indemnified Party” shall have the meaning set forth in Section 5.10(c).

(z) “Indemnifying Party” shall have the meaning set forth in Section 5.10(c).

(aa) “Initiating Holder” shall mean any Holder or Holders who in the aggregate are Holders of more than 50% of the then outstanding Registrable Securities.

(bb) “Insider Trading Policy” shall have the meaning set forth in Section 5.12.

(cc) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(dd) “Merger Agreement” shall have the meaning set forth in the Recitals.

(ee) “Nomination Period” shall mean the period beginning on the Closing Date and ending on the earliest of (1) the day immediately following the third annual meeting of the shareholders of Parent following the Closing, it being understood and agreed that a Shareholder Designee elected at such third annual meeting shall be entitled to continue to serve as a director for such Shareholder Designee’s full one-year term; (2) the first date on which the Shareholder and its Affiliates do not Beneficially Own at least 85% of the Closing Shares; or (3) the date on which the Shareholder provides notice to Parent that it desires to terminate this Agreement, provided, that such notice shall not be effective unless prior to or concurrently with giving such notice any Shareholder Designee shall offer his or her written resignation to the Board of Directors of Parent (which the Board of Directors may or may not accept, in its discretion).

(ff) “Other Securities” means securities of Parent sought to be included in a registration other than Registrable Securities.

(gg) “Parent” shall have the meaning set forth in the Recitals.

(hh) “Parent Securities” means Other Securities sought to be included in a registration for Parent’s account.

(ii) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity.

(jj) “Piggyback Notice” shall have the meaning set forth in Section 5.3(a).

(kk) “Prospectus” shall have the meaning set forth in Section 5.5(a).

(ll) “Receipt Time” shall have the meaning set forth in Section 9.4(e).

(mm) “Registrable Securities” shall mean shares of Common Stock and other equity securities Beneficially Owned by the Shareholder or its Affiliates, including Common Stock that may be issued upon conversion of any notes, other than any shares of Common Stock the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration.

(nn) “Registration Effective Date” shall have the meaning set forth in Section 5.1.

(oo) “Registration Statement” shall have the meaning set forth in Section 5.1.

(pp) “SEC” shall mean the Securities and Exchange Commission.

(qq) “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

(rr) “Share Acquisition” shall mean an acquisition, any agreement, to make an acquisition, or any public proposal to acquire (whether directly or indirectly, by purchase, tender or exchange offer) any Common Stock, Voting Securities or Derivative Securities of Parent.

(ss) “Special Registration” shall mean a registration on Form S-4 or Form S-8 (or successor form).

(tt) “Shareholder” shall have the meaning set forth in the Recitals.

(uu) “Shareholder Designee” shall have the meaning set forth in Section 6.1(a).

(vv) “Shareholder Employee Director” shall mean any Shareholder Designee who is an officer or employee of the Shareholder or any of its Affiliates.

(ww) “Shareholder Percentage” shall mean, as of any date, the quotient, expressed as a percentage, obtained by dividing (x) the number of votes the Shareholder and its Affiliates are entitled to vote at that time in the election of members of the Board of Directors attributable to Beneficial Ownership of Equity Interests in Parent (assuming no conversion or exercise of any Equity Interests), by (y) the total number of votes outstanding that are entitled at that time to vote in the election of members of the Board of Directors by the holders of the outstanding Equity Interests in Parent (assuming no conversion or exercise of any Equity Interests).

(xx) “Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, trust or other entity of which such Person owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 50% or more of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.

(yy) “Transfer” shall have the meaning set forth in Section 4.2.

(zz) “U.S. GAAP” shall have the meaning set forth in Section 7.1(a).

(aaa) “Wholly Owned Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, trust or other entity of which such Person owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 100% of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.

(bbb) “Voting Securities” shall mean the shares of the Common Stock and any Equity Interest of Parent having the general voting power under ordinary circumstances to elect members of the Board of Directors, and any other securities which are convertible into, or exchangeable or exercisable for, Voting Securities.

2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder as follows:

2.1 Authorization. All corporate action on the part of Parent, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement has been taken. When executed and delivered by Parent, this Agreement shall constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. Parent has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

2.2 Consents. All consents, approvals, orders and authorizations required on the part of Parent in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective, other than (i) such filings required to be made under applicable federal and state securities laws and (ii) any of the foregoing, the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on Parent and its subsidiaries, taken as a whole, or (b) on the ability of Parent to perform its obligations under this Agreement.

2.3 No Conflict. The execution and delivery of this Agreement by Parent will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the articles of incorporation or by-laws of Parent or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to Parent or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on Parent and its subsidiaries, taken as a whole, or (b) on the ability of Parent to perform its obligations under this Agreement.

3. Representations and Warranties of Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

3.1 Authorization. All corporate action on the part of the Shareholder, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement has been taken. When executed and delivered by the Shareholder, this Agreement shall constitute the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Shareholder has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

3.2 No Conflict. The execution and delivery of this Agreement by the Shareholder will not conflict with or result in any violation of or default by the Shareholder (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of the Shareholder or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Shareholder or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on the Shareholder or (b) on the ability of the Shareholder to perform its obligations under this Agreement.

3.3 Consents. All consents, approvals, orders and authorizations required on the part of the Shareholder in connection with the execution, delivery or performance of this Agreement have been obtained and are effective, other than (i) such filings required to be made under applicable federal and state securities laws and (ii) any of the foregoing, the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on the Shareholder, or (b) on the ability of the Shareholder to perform its obligations under this Agreement.

3.4 Beneficial Ownership. As of the date hereof, neither the Shareholder nor any of its Subsidiaries Beneficially Own any Voting Securities, and as of Closing Date neither the Shareholder nor any of its Subsidiaries will Beneficially Own any Voting Securities other than the Closing Shares. As of the date hereof, the Shareholder has not formed a Group other than a Group consisting of Shareholder and its Affiliates. The Shareholder shall not take any actions such that it and any other Person or Persons may be deemed to be a Group other than a Group consisting of Shareholder and its Affiliates.

4. Covenants.

4.1 Standstill.

(a) During the Designee Period, the Shareholder shall not and shall cause its Affiliates not to, without the prior written consent of the majority of the entire Board of Directors (excluding any representative or designee of the Shareholder), either directly or indirectly (including in a manner wilfully designed to circumvent the following provisions), alone or in concert with others:

(i) in any manner:

A. acquire, agree to acquire or make any public proposal to acquire (whether directly or indirectly, by purchase, tender or exchange offer) any material assets of Parent or any subsidiary of Parent; or

B. make any Share Acquisition unless after giving effect to the Share Acquisition the Shareholder and its Affiliates would Beneficially Own less than 21.0% of the outstanding shares of Common Stock, with the number of outstanding shares calculated based on the number of shares reported outstanding by Parent in its most recent quarterly report on Form 10-Q or annual report on Form 10-K, as filed with the SEC;

(ii) (A) propose to any Person or take substantial steps to effect or enter into any business combination, restructuring, recapitalization or the sale or other disposition outside the ordinary course of business of any material asset of Parent or other extraordinary transaction involving Parent or any of its subsidiaries; (B) seek election to or seek to place a representative on the Board of Directors except pursuant to the rights granted pursuant to Section 6 hereof; or (C) solicit proxies or shareholder consents or be a participant in any such solicitation for the purpose of seeking to control or influence the Board of Directors except pursuant to the rights granted pursuant to Section 6 hereof;

(iii) form, join or participate in a Group in connection with any of the foregoing (other than a Group consisting of Shareholder and its Affiliates); or

(iv) make or cause Parent to make a public announcement regarding any intention of the Shareholder to take an action which would be prohibited by any of the foregoing.

provided, however, that the foregoing shall not restrict the ability of the Shareholder Designee from exercising his/her fiduciary duties as a director.

(b) Notwithstanding anything to the contrary in this Agreement, any Transfers between Shareholder and any Affiliates shall not be prohibited or subject to Section 4.1.

4.2 Transfer Restrictions. During the Designee Period, the Shareholder shall not sell, assign, pledge, transfer or otherwise dispose or encumber (other than in open market transactions effected through a broker) (“Transfer”) any shares of Common Stock that it Beneficially Owns to any one Person any number of shares of Common Stock that would result in such Person Beneficially Owning immediately after such Transfer in excess of the aggregate of (x) the Closing Share Percentage and (y) 5.0% of the outstanding shares of Common Stock less one share of Common Stock, provided that in no circumstances may Shareholder Transfer more than the number of shares equal to the number of outstanding shares of Common Stock multiplied by the Closing Share Percentage. Notwithstanding the foregoing, the Shareholder shall be permitted to tender any shares of Common Stock it Beneficially Owns pursuant to a tender offer or exchange offer by a third party for shares of Common Stock that is open to all shareholders of Parent. Notwithstanding anything to the contrary in this Section 4.2, any Transfers between Shareholder and any Affiliates shall not be prohibited.

5. Registration of Shares.

5.1 Shelf Registration Statement. Within 45 calendar days of receipt of the initial written request from the Initiating Holder or 30 calendar days of receipt of a subsequent written request from the Initiating Holder, which subsequent request may be made by the Initiating Holder once in accordance with Section 5.5(a), Parent shall prepare, file and use reasonable best efforts to have declared effective by the SEC a shelf registration statement, or to terminate suspension of an effective shelf registration statement, relating to the offer and sale by the Holder(s) at any time and from time to time on a delayed or continuous basis in accordance with Rule 415 under the Securities Act and in accordance with this Agreement, of all the Registrable Securities then held by the Holder(s) (each, a “Registration Statement”). If, at the time of filing of a Registration Statement, the Registration Statement is eligible to become effective upon filing pursuant to Rule 462(e) (or any successor rule) under the Securities Act, Parent shall file the Registration Statement as an automatic shelf registration statement pursuant to such rule. If the Registration Statement is not so eligible to become effective upon filing, Parent shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as practicable (with such date on which the Registration Statement becomes effective referred to as the “Registration Effective Date”). Promptly (i) upon the filing thereof in the case of an automatic shelf or (ii) upon receipt of an order of the SEC declaring the Registration Statement effective, Parent shall deliver to the Holder(s) included in the Registration Statement a copy of such Registration Statement and any amendments thereto together with an opinion of counsel representing Parent for the purposes of such Registration, in form and substance reasonably acceptable to the Holder(s), addressed to the Holder(s), including, confirming that the Registration Statement is effective and that all of the Registrable Securities have been duly registered and, subject to the transfer restrictions contained in Section 4 of this Agreement, are freely transferable and that all of the Registrable Securities have been admitted for listing on the New York Stock Exchange.

5.2 Demand Rights.

(a) Demand Notice. If Parent shall receive from an Initiating Holder a written notice (a “Demand Notice”) that the Initiating Holder intends to distribute, by means of an underwritten offering, any shares of Common Stock or any other Registrable Securities under an effective Registration Statement filed pursuant to Section 5.1, Parent will cooperate with the Initiating Holder to consummate such offering and shall file a prospectus supplement with respect to the offering within thirty (30) days of receipt of the Demand Notice, subject to Section 5.5(d). The Demand Notice shall specify the number of shares of Common Stock or any other Registrable Securities to be offered by the Initiating Holder.

(b) Limit on Number of Demands. In no event shall Parent be obligated to effect more than two (2) underwritten offerings pursuant to Demand Notices given pursuant to Section 5.2(a) (each, a “Demand”). Notwithstanding any provision of this Agreement to the contrary, the Initiating Holder will not be deemed to have made or utilized a Demand if such Demand was withdrawn pursuant to Section 5.2(c) and, if applicable, the Initiating Holder has reimbursed Parent for any out-of-pocket expenses incurred by Parent in connection with such Demand. The Initiating Holder shall not be entitled to make a Demand pursuant to Section 5.2(a) unless the Initiating Holder is requesting the offering of shares of Common Stock or any other Registrable Securities with an aggregate estimated market value of at least US$300,000,000 as of the date of the Demand Notice.

(c) Withdrawal. The Initiating Holder may elect to withdraw a Demand pursuant to this Section 5.2 at any time, and Parent shall cease its efforts to assist with such offering.

5.3 Piggyback Rights.

(a) Piggyback Notice. In the event that Parent at any time proposes to conduct a registered public underwritten offering of shares of Common Stock for cash, whether or not for sale for its own account, subject to the last sentence of this Section 5.3(a), it shall at each such time give prompt written notice (the “Piggyback Notice”) to each Holder of its intention to do so, which Piggyback Notice shall specify, to the extent then known, the number of shares of Common Stock to be offered; provided that if Parent has not yet determined the number of shares of Common Stock to be offered, the Piggyback Notice may specify a range of Share numbers that Parent is then contemplating and Parent shall undertake to inform the Holder(s) upon a final determination regarding the size of the offering, but the initial Piggyback Notice shall be deemed to constitute adequate notice for purposes of this Agreement. Upon the written request of a Holder made within five (5) Business Days after receipt of the initial Piggyback Notice by such Holder (which request shall specify the number of shares of Common Stock intended to be disposed of by such Holder), subject to the other provisions of this Section 5, Parent shall include in such offering all of the shares of Common Stock held by such Holder which Parent has been so requested to include. Notwithstanding anything to the contrary contained in this Section 5.3, Parent shall not be required to include any shares of Common Stock held by a Holder in any offering pursuant to any Special Registration or any other form that would not be available for registration of the Holder’s shares of Common Stock.

(b) Determination Not to Conduct Offering. If at any time after giving such Piggyback Notice and prior to the filing of a final prospectus supplement in connection with such offering, Parent shall determine for any reason not to offer the securities originally intended to be included in such offering, Parent may, at its election, give written notice of such determination to the Holders and thereupon Parent shall be relieved of its obligation to include the Holders’ shares of Common Stock in the offering, without prejudice, however, to the right of an Initiating Holder immediately to request that such shares be offered in an underwritten offering under Section 5.2 to the extent permitted hereunder.

(c) Cutbacks in Parent Offering. If the offering referred to in the first sentence of Section 5.3(a) is to be an underwritten offering on behalf of Parent, and the lead underwriter or managing underwriter advises Parent in writing (with a copy to the Holder(s)) that, in such firm’s good faith view, the number of Other Securities and Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Other Securities and Registrable Securities then contemplated, Parent shall include in such registration:

(i) first, all Parent Securities;

(ii) second, the shares of Common Stock requested to be included in such registration by the Holder(s), pro rata among the Holder(s) on the basis of the number of shares owned by each such Holder; and

(iii) third, any other securities eligible to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder.

(d) Cutbacks in Other Offerings. If the offering referred to in the first sentence of Section 5.3(a) is to be an underwritten offering other than on behalf of Parent, and the lead underwriter or managing underwriter advises the Holder(s) in writing (with a copy to Parent) that, in such firm’s good faith view, the number of Registrable Securities and Other Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities then contemplated, Parent shall include in such registration:

(i) first, the Other Securities held by any holder thereof with a contractual right to include such Other Securities in such registration prior to any other Person;

(ii) second, the shares of Common Stock requested to be included in such registration by the Holder(s), pro rata among the Holder(s) on the basis of the number of shares owned by each such Holder; and

(iii) third, any other securities eligible to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder.

5.4 Adjustment. If at any time a Holder’s Registrable Securities as a class shall have been increased, decreased, changed into or exchanged for a different number or class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the number of such Holder’s Registrable Securities for all purposes under this Section 5.

5.5 Maintenance of Registration Statement and Prospectuses.

(a) Parent shall use its reasonable best efforts to keep any Registration Statements to be filed pursuant to Section 5.1 and the prospectus contained therein (as amended or supplemented from time to time, the “Prospectuses” and each a “Prospectus”) effective for at least two 180-day periods, with the first 180-day period commencing within 45 calendar days after Parent’s receipt of the initial written request from the Initiating Holder and the subsequent 180-day period commencing within 30 calendar days after Parent’s receipt of the relevant written request from the Initiating Holder, each such period as provided pursuant to Section 5.1. Each 180-day period shall be comprised of two 90-consecutive-day periods (which two periods do not necessarily need to immediately follow one another) during which such Registration Statement is kept continuously effective and during which 90-consecutive-day period no Black Out Period occurs. In the event any Registration Statement cannot be kept effective for such period, Parent shall use its reasonable best efforts to prepare and file with the SEC and have declared effective as promptly as practicable another registration statement on the same terms and conditions as the prior Registration Statement and such new registration statement shall be considered the applicable Registration Statement for purposes hereof. Parent shall furnish to each Holder such number of copies of a Prospectus in conformity with the requirements of the Securities Act, and an electronic copy of the Prospectus to facilitate the disposition of the Registrable Securities owned by such Holder.

(b) Parent shall advise the Holder(s) promptly in writing when any Registration Statement, or any post-effective amendment thereto, has been declared effective by the SEC. Parent shall advise the Holder(s) in writing of the receipt by Parent of any stop order from the SEC suspending the effectiveness of any Registration Statement, and if at any time there shall be a stop order suspending the effectiveness of any Registration Statement, Parent shall use its reasonable best efforts to obtain promptly the withdrawal of such order. Parent shall advise the Holder(s) promptly in writing of the existence of any fact and the happening of any event that makes any statement of a material fact made in any Registration Statement or Prospectus untrue, or that requires the making of any additions to or changes in any Registration Statement or Prospectus in order to make the statements therein not misleading and in such event Parent shall prepare and file with the SEC, as soon as reasonably practicable, an amendment to such Registration Statement or an amendment or supplement to such Prospectus or a Current Report on Form 8-K, as the case may be, so that, as so amended or supplemented, such Registration Statement and such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading. Upon receipt of such written advice, the Holder(s) shall discontinue and refrain from making any sales of Registrable Securities, until such time as Parent advises the Holder(s) that such Registration Statement or such Prospectus no longer contains an untrue statement or omission of a material fact.

(c) The Holder(s) shall furnish to Parent such information regarding such party and the distribution of the Registrable Securities as Parent may from time to time reasonably request in writing in order to comply with the Securities Act. The Holder(s) shall notify Parent as promptly as practicable of any inaccuracy or change in information previously furnished by it to Parent or of the happening of any event in either case as a result of which any Prospectus relating to a Registration Statement contains an untrue statement of a material fact regarding such party or the distribution of such Registrable Securities, or omits to state any material fact regarding such party or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to furnish promptly to Parent any additional information required to correct or update any previously furnished information or required so that such Prospectus shall not contain, with respect to such party or the distribution of such Registrable Securities an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(d) Notwithstanding anything to the contrary contained herein, for a period not to exceed sixty (60) consecutive calendar days and not to exceed one hundred twenty (120) aggregate calendar days in any twelve-month period (each a “Black Out Period”), Parent will not be required to file any Registration Statement pursuant to this Section 5, file any amendment thereto, furnish any supplement to a prospectus included in a Registration Statement pursuant to this Agreement, make any other filing with the SEC required pursuant to this Agreement, cause any Registration Statement or other filing with the SEC to become effective, or take any similar action (including, without limitation, in connection with a Demand given pursuant to Section 5.2(a)), and any and all sales of Registrable Securities by the Holder(s) pursuant to an effective registration statement shall be suspended: (i) if an event has occurred and is continuing as a result of which any such registration statement or prospectus would, in Parent’s good faith judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) if Parent notifies the Holder(s) that such actions would, in Parent’s good faith judgment, require the disclosure of material non-public information which the Board of Directors has determined would be detrimental to Parent to disclose and which Parent would not otherwise be required to disclose or (iii) if Parent notifies the Holder(s) that, in Parent’s good faith judgment, it is necessary to suspend sales of Registrable Securities by the Holder(s), to facilitate a pending or proposed public or Rule 144A offering by Parent of Common Stock or Common Stock Equivalents (as defined below). Upon the termination of the condition described in clauses (i), (ii) or (iii) above, Parent shall promptly give written notice to the Holder(s) and shall promptly file any registration statement or amendment thereto required to be filed by it pursuant to this Agreement, furnish any prospectus supplement or amendment required to be furnished pursuant to this Agreement, make any other filing with the SEC required of it, take any similar action (including, without limitation, in connection with a Demand given pursuant to Section 5.2(a)) or terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities by the Holder(s) as contemplated by this Agreement and to satisfy the duration periods during which the Registration Statement is kept continuously effective as specified in Section 5.5(a). For the avoidance of doubt, if a Black Out Period commences prior to the completion of any 90-consecutive-day period referred to in Section 5.5(a), then the measurement period for the 90-consecutive-day period requirement will be reset. For purposes of this Agreement, “Common Stock Equivalents” shall mean any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock and securities convertible or exchangeable into Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of any future event.

(e) Parent shall use its reasonable best efforts to take all actions necessary to execute such documents and cause all of the Registrable Securities owned by the Holder(s) to be admitted for listing on the New York Stock Exchange, which listing shall be effective on the Registration Effective Date.

5.6 Blue Sky. In connection with the registration under Section 5, Parent shall use its reasonable best efforts to take all actions necessary to permit the resale by the Holder(s) of any Registrable Securities under the blue sky laws of the several states, except that Parent shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 5.6 be obligated to be so qualified, subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

5.7 Expenses. All expenses incident to Parent’s performance of or compliance with this Section 5 will be borne by Parent, including, without limitation, all: (i) expenses of printing; and (ii) fees and expenses of counsel for Parent; provided, however, that Holder(s) shall bear the following expenses: (a) registration and filing fees and expenses; and (b) fees and expenses of counsel for the Holder(s)

5.8 Marketing. In the event of an underwritten offering of Registrable Securities, Parent and the Holder(s) will negotiate in good faith and enter into reasonable and customary agreements (including underwriting agreements in reasonable and customary form, which may include, in the case of an underwritten offering on a firm commitment basis, customary “lock-up” obligations) and take such other actions (including using its reasonable best efforts to make such road show presentations (with Parent bearing the expenses incurred for its travel and lodging in connection with all road shows attended by Parent management, provided that Holder(s) shall reimburse Parent up to US$25,000 towards such expenses) and otherwise engage in such reasonable marketing support in connection with any such underwritten offering, including the obligation to make its executive officers available for such purpose if so requested by the managing underwriter for such offering) as are reasonably requested by the managing underwriter in order to expedite or facilitate the sale of such Registrable Securities.

5.9 Termination of Registration Rights. The obligations of Parent under this Section 5 shall terminate upon the date on which all Registrable Securities could be sold pursuant to Rule 144, as amended from time to time, under the Securities Act without being subject to the volume and manner of sale restrictions of Rule 144.

5.10 Indemnification.

(a) Parent will, and does hereby agree to, indemnify and hold harmless the Holder(s), and each of their directors, officers, employees and agents and each person controlling the Holder(s) with respect to any registration effected pursuant to Section 5 against all claims, losses, damages, and liabilities (or actions in respect thereto) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to which the Holder(s) may become subject under the Securities Act, the Exchange Act, or other federal or state law insofar as such claims, losses, damages or liabilities (or actions in respect thereto) arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus relating to the Registrable Securities, or other document, or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such party for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Parent by such party and stated to be specifically for use therein and provided further, that Parent shall only reimburse such parties for the fees and expenses of a single legal counsel for all such parties.

(b) Each Holder will, severally based on Registrable Securities sold pursuant to a registration effected pursuant to Section 5, but not jointly, if Registrable Securities held by or issuable to it are included in a registration effected pursuant to this Agreement, indemnify Parent, each of its directors and officers, each person controlling Parent and the officers and directors of each such controlling person against all claims, losses, damages, and liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus included therein, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Parent, and each such director, officer and controlling person, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement or Prospectus, in reliance upon and in conformity with written information furnished to Parent by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of such Holder under this Section 5.10 shall be limited in an amount equal to the per share sales price (less any underwriting discounts and commissions) multiplied by the number of Registrable Securities sold by such Holder pursuant to the Registration Statement.

(c) Each party entitled to indemnification under this Section 5.10 (the “Indemnified Party”) shall give written notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and after the Indemnifying Party assumes the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in the reasonable judgment of the Indemnified Party, representation of such Indemnified Party by such counsel would be inappropriate due to actual or potential differing interests between such Indemnified Party and the Indemnifying Party in such proceeding in which case such Indemnified Party shall have the right to employ separate counsel to participate in such defense at the expense of the Indemnifying Party; it being understood that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties provided, however, that the Indemnifying Party shall bear the expenses of independent counsel for the Indemnified Party if the Indemnified Party reasonably determines that representation of more than one party by the same counsel would be inappropriate due to actual or potential conflicts of interest between the Indemnified Party and the Indemnifying Party; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in subsection (a) or (b) of this Section 5.10 is for any reason unavailable to a party to be indemnified with respect to any claims, actions, demands, losses, damages, liabilities, costs or expenses referred to therein, then each Indemnifying Party under any such subsection, in lieu of indemnifying such Indemnified Party thereunder, hereby agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such claims, actions, demands, losses, damages, liabilities, cost or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such claims, actions, demands, losses, damages, liabilities, costs or expenses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount each Holder shall be obligated to contribute pursuant to this subsection (d) shall be limited to an amount equal to the per share sale price (less any underwriting discount and commissions) multiplied by the number of Registrable Securities sold by such Holder pursuant to the Registration Statement which gives rise to such obligation to contribute (less aggregate amount of any damages which such party has otherwise been required to pay in respect of such claim, action, demand, loss, damage, liability, cost or expense or any substantially similar claim, action, demand, loss, damage, liability, cost or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation. The obligations of each Holder under this paragraph will be several (based on Registrable Securities sold by such Holder pursuant to a registration effected pursuant to this Agreement) and not joint.

5.11 Rule 144 Reporting. With a view to making available to the Holder(s) the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, Parent agrees to use its reasonable best efforts to:

(a) comply, on a timely basis with all the reporting requirements of the Exchange Act, and comply with all other public information reporting requirements of the SEC as a condition to the availability of an exemption from the Securities Act under Rule 144 thereunder, as amended from time to time, or successor rule thereto, for the sale of Registrable Securities by the Holder(s);

(b) provide, at Parent’s expense, such opinion of counsel as may be reasonably requested by the transfer agent for the Registrable Securities in connection with each sale of Registrable Securities pursuant to an exemption from the registration requirements of the Securities Act (under Rule 144 thereunder, as amended from time to time, or successor rule thereto or otherwise) or otherwise, so long as the Holder(s) have furnished to counsel documentation reasonably acceptable to such counsel related to the transfer and the Registrable Securities;

(c) whenever the Holder(s) is able to demonstrate to Parent that the provisions of Rule 144 (or any successor rule) under the Securities Act are available to it and have furnished to Parent such documentation in connection therewith as Parent may reasonably request, provide, at Parent’s expense, new certificates that do not bear a restrictive legend; and

(d) so long as the Holder(s) own any Registrable Securities, furnish to such party forthwith upon request, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents as such party may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Registrable Securities without registration; provided that such reports are not otherwise available to the Holder(s) on the SEC’s Edgar website.

5.12 Compliance with Insider Trading Policy. The Shareholder acknowledges and agrees that (i) it is aware that the United States securities laws prohibit any persons who have material, nonpublic information regarding a company from purchasing or selling securities of that company and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information and (ii) Parent maintains a policy, a copy of which is attached hereto as Exhibit A (the “Insider Trading Policy”), regarding the trading of Parent securities by directors and officers of Parent, including time periods during which such securities may and may not be sold, and that during the Designee Period the Shareholder shall be subject to such Insider Trading Policy as in effect on the date hereof as if it were a director of Parent so long as there is any Shareholder Employee Director on the Board of Directors, with such modifications thereto as are appropriate for the Shareholder, as a substantial shareholder of Parent, to be mutually agreed between the Shareholder and Parent.

6. Board of Directors.

6.1 Shareholder Designee.

(a) Effective as of the later of (i) the Closing Date and (ii) the HSR Clearance Date, the Board of Directors shall appoint to the Board of Directors one (1) director designated by the Shareholder (the “Shareholder Designee”). Thereafter, during the Nomination Period, the Shareholder shall have the right to nominate for election to the Board of Directors one (1) Shareholder Designee.

(b) During the Designee Period and following the HSR Clearance Date, in the event of the death, disability, resignation or removal of the Shareholder Designee, Parent shall cause, subject to the fiduciary duties of the members of the Nominating and Governance Committee, any applicable regulation or listing requirement of the New York Stock Exchange or other securities exchange on which the Common Stock is listed for trading and any applicable provisions of any network security agreement between Parent, Shareholder and any Governmental Entity (provided, that in the event that Parent is unable to nominate an individual identified by the Shareholder, Parent shall so inform the Shareholder and the Shareholder shall be entitled to designate a different individual within five (5) Business Days of receipt of such notice), the prompt election to the Board of Directors a replacement director designated by the Shareholder to fill the resulting vacancy, and such individual shall then be deemed the Shareholder Designee for all purposes under this Agreement.

(c) Shareholder acknowledges that Parent has corporate governance guidelines in effect which would apply to all of Parent’s directors including the Shareholder Designee, and such guidelines shall not apply to Shareholder or affect in any way Shareholder’s rights under this Agreement.

(d) During the Nomination Period and following the HSR Clearance Date, the Parent shall provide notification in writing of the anticipated filing date of definitive proxy materials (or if applicable, preliminary proxy materials) with the SEC for an annual general meeting or any special meeting at which directors are elected, of the applicable year, and Shareholder shall be required to identify in writing its proposed Shareholder Designee at least 30 calendar days prior to such date of anticipated filing of the definitive proxy materials (or if applicable, preliminary proxy materials) with the SEC, as well as submit completed director and officer questionnaires provided by Parent within a reasonable period of time of receipt of such questionnaires from Parent, and the Nominating and Corporate Governance Committee of the Board of Directors of Parent shall, subject to the fiduciary duties of the members of the Nominating and Governance Committee, any applicable regulation or listing requirement of the New York Stock Exchange or other securities exchange on which the Common Stock is listed for trading and any applicable provisions of any network security agreement between Parent, Shareholder and any Governmental Entity (provided, that in the event that Parent is unable to nominate an individual identified by the Shareholder, Parent shall so inform the Shareholder and the Shareholder shall be entitled to designate a different individual within five (5) Business Days of receipt of such notice), at any annual or special meeting of shareholders of Parent at which directors are to be elected, and at every adjournment thereof, and in every action or approval by written consent of shareholders of Parent in lieu of such a meeting, nominate the Shareholder Designee for election to the Board of Directors. Parent’s proxy statement for the election of directors shall include the recommendation of the Board of Directors in favor of election of the Shareholder Designee, and Parent shall solicit proxies for the Shareholder Designee to the same extent as it does for any of its other nominees to the Board of Directors and use all reasonable efforts to cause the Shareholder Designee to be elected as a director of the Board of Directors.

(e) During the Designee Period, the Parent shall not adopt or maintain in effect a shareholder rights plan or similar plan which shall be triggered upon (i) the Shareholder or any of its Affiliates making a Share Acquisition in compliance with Section 4 of this Agreement; (ii) any Transfers of Equity Interests between the Shareholder and any Affiliates; or (iii) the acquisition by any one Person from the Shareholder of any number of shares of Common Stock that would result in such Person Beneficially Owning immediately after such acquisition no more than the aggregate of (x) the Closing Share Percentage; and (y) 5.0% of the outstanding shares of Common Stock less one share of Common Stock, provided that in no circumstances may such Person acquire more than the number of shares equal to the number of outstanding shares of Common Stock multiplied by the Closing Share Percentage. Any such shareholder rights plan or similar plan shall provide that the term “Affiliates,” when used with respect to the Shareholder, shall have the meaning set forth in this Agreement.

7. Information Provision.

7.1 Until the date on which the Shareholder no longer needs such information in order to comply with any applicable laws or regulations or its required reporting to its debt and equity holders, Parent shall, upon the Shareholder’s reasonable request, provide the Shareholder with the following information (in each case consistent with materials otherwise provided to Parent’s Board of Directors and/or such documents in their final form for use by senior management):

(a) periodic reports, consisting of unaudited quarterly (as soon as available and in any event within 45 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 75 days of the end of each year) financial statements prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), which statements shall include:

(i) the consolidated balance sheet, income statement and cash flow statement of Parent;

(ii) a comparison to the corresponding data for the prior period and the corresponding period of the previous fiscal year; and

(iii) as appropriate, a reconciliation to International Financial Reporting Standards (“IFRS”) via a reporting package provided by the Shareholder identifying all differences between US GAAP and IFRS;

(b) other requisite information for the Shareholder to perform its acquisition accounting procedure, which procedure must be completed within 12 months after Closing;

(c) such other information not included pursuant to clauses (a) and (b) above as the Shareholder may reasonably request as necessary to satisfy its own reporting requirements, provided that Parent shall not be required to incur significant incremental costs to obtain and provide such additional information; and

(d) to the extent that Parent is required by law or pursuant to the terms of any outstanding indebtedness of Parent to prepare any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, such reports actually prepared by Parent as soon as available, provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the SEC’s EDGAR system or any successor to the EDGAR system.

7.2 The Shareholder and/or its external auditor will be provided reasonable access to Parent’s internal accounting, finance, tax and other personnel and its external auditors for the purposes set out in this Section 7, including in connection with the Shareholder’s completion of its acquisition accounting process.

7.3 For the avoidance of doubt, in the event that the Nomination Period and/or the Designee Period has lapsed, the provisions of this Section 7 will continue and survive.

7.4 The Shareholder agrees to keep confidential any non-public information provided by Parent pursuant to this Section 7 and to use such non-public information solely for purposes of monitoring its investment in Parent.

7.5 For so as long as Parent is required by law to file with the SEC periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, the requirements to provide quarterly and annual financial statements described in Section 7.1(a) above will be deemed to be satisfied by Parent making such reports publicly available via the SEC’s EDGAR system or any successor to the EDGAR system.

8. Effective Date. Other than the provisions of Section 9, this Agreement shall become effective only as of the Closing Date. In the event that the Merger Agreement terminates, this Agreement shall terminate.

9. Miscellaneous Provisions.

9.1 Benefits of Agreement. Except as otherwise provided herein, nothing in this Agreement, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto, any legal or equitable right, remedy or claim under any covenant, condition or provision contained in this Agreement being for the sole benefit of the parties hereto.

9.2 Public Statements or Releases. Neither Parent nor the Shareholder shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 9.2 shall prevent either party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or market, provided such party, to the extent practicable, provides the other party with an opportunity to review and comment on any proposed public announcement before it is made.

9.3 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

9.4 Notices.

(a) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by telecopy/facsimile, postage prepaid first class mail, courier or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. Except as specifically set forth below, the date of giving any notice shall be the date of its actual receipt.

(b) All correspondence to Parent shall be addressed as follows:

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

[Redacted]

Attention:     Stacey W. Goff

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telecopy/Facsimile: (212) 403-1000

Attention:             Eric S. Robinson

                              DongJu Song

(c) All correspondence to the Shareholder shall be addressed as follows:

c/o Singapore Technologies Telemedia Pte Ltd

1 Temasek Avenue, #33-01 Millenia Tower

Singapore 039192

[Redacted]

Attention:       General Counsel

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Telecopy/Facsimile: +65 6537-1171

Attention:       Michael W. Sturrock

(d) Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

(e) With respect to any notice given by telecopy/facsimile or any other form of immediate electronic communication permitted under this agreement (“Eligible Electronic Means”), the date of giving notice shall be (i) the Business Day during which such communication is received if it is received on a Business Day between the hours of 8:00 a.m. and 5:00 p.m. in the local time zone of the address of the recipient as set forth above in this Section 9.4, and (ii) the next succeeding Business Day if received at any other time. The time of receipt (the “Receipt Time”) shall be the time at which such communication is received in the local time zone of the address of the recipient as set forth above in this Section 9.4 if received between the hours of 8:00 a.m. and 5:00 p.m. on a Business Day and shall otherwise be 8:00 a.m. on the next succeeding Business Day. Any response required to be given within a given notice period shall be timely if it is sent by Eligible Electronic Means no later than the Receipt Time on the Business Day on which such response is due.

9.5 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

9.6 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof.

9.8 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of New York, or any New York state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9.4 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

9.9 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.10 Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. Except as otherwise expressly provided herein, (A) none of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party; and (B) in the event of any assignment of any or all of the rights under this Agreement in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing and agreeing to an assumption agreement reasonably acceptable to Parent. Notwithstanding the foregoing, the Shareholder may assign any or all of the rights under this Agreement, without the prior written consent of Parent, to any Affiliate, provided such transferee shall agree to specifically assume and be bound by the provisions of this Agreement.

9.11 Effect of Termination. If the Shareholder elects to terminate this Agreement pursuant to the procedures in the definition of “Nomination Period,” this Agreement shall become null and void and obligations of the parties pursuant to this Agreement will terminate (other than Sections 7 and 9, which shall survive termination).

9.12 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, including, without limitation. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by Parent and the Shareholder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTURYLINK, INC.

By:	/s/ Glen F. Post, III
	Name:	Glen F. Post, III
	Title:	Chief Executive Officer and President

STT CROSSING LTD.

By:	/s/ Stephen Miller
	Name:	Stephen Miller
	Title:	Authorized Signatory